Pricing Supplement dated September 6, 2006 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(2) File No. 333-108464 Cusip No.88319QK44

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $50,000,000	Initial Interest Rate: to be determined*

Agent's Discount or Commission: $0	Original Issue Date: September 12, 2006

Net Proceeds to Issuer: $50,000,000	Stated Maturity Date: September 14, 2009

Interest Category

☐ Regular Floating Rate Note
☒ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: September 12, 2007 Fixed Interest Rate: 5.40%
☐ Inverse Floating Rate Note ☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐ CMT Rate	☒ LIBOR	☐ Other (see attached)
☐ Commercial Paper Rate	☐ Treasury Rate

If LIBOR:

☐ LIBOR Reuters Page:
☒ LIBOR Telerate Page: 3750
LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page: ☐ Telerate Page 7051 ☐ Telerate Page 7052 ☐ Weekly Average ☐ Monthly Average

Spread (+/-): +15 bps	Maximum Interest Rate: %
Spread Multiplier: N/A	Minimum Interest Rate: %
Index Maturity: 3 month
Initial Interest Reset Date: December 12, 2006

Interest Reset Dates: Quarterly, on the 12th day of March, June, September and December from September 12, 2006 through and including June 12, 2007 for the floating rate period, and on the Fixed Rate Commencement Date for the fixed rate period.

Interest Payment Dates: Quarterly, on the 12th day of March, June, September and December.
Interest Determination Dates: Two London business days prior to each Interest Reset Date from September 12, 2006 through and including June 12, 2007.
Regular Record Date(s): The fifteenth day, whether or not a business day, immediately preceding the related interest payment date.
Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

☒ Actual/360 for the period from September 12, 2006 to September 14, 2009 (modified following business day, adjusted)
☐ Actual/Actual for the period from to_
☐ 30/360 for the period from to

Redemption:

☐ The Notes cannot be redeemed prior to the Stated Maturity Date.
☒ The Notes can be redeemed prior to Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒ The Notes cannot be repaid prior to the Stated Maturity Date.
☐ The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s): Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

Agent:

☐    Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated

☐    Banc of America Securities LLC

☐    Barclays Capital Inc.

☐    Citigroup Global Markets Inc.

☐    Credit Suisse First Boston LLC

☒    Deutsche Bank Securities Inc.

☐ HSBC Securities (USA) Inc. ☐ J.P. Morgan Securities Inc. ☐ Tokyo-Mitsubishi International plc ☒ UBS Securities LLC ☐ Wachovia Securities Inc. ☐ Other: ____________________

Agent acting in the capacity as indicated below:

☒ Agent ☐ Principal

If as Principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐ The Notes are being offered at a fixed initial public offering price of % of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

2

Other provisions:

* Initial Interest Rate will be set on September 12, 2006 as determined 2 London business days prior.

Initial Redemption Date:	September 12, 2007, with 15 calendar days notice

Initial Redemption Percentage: 100.000%

Subsequent Redemption Dates: every Interest Payment Date following the Initial Redemption Date, with 15 calendar days notice

Subsequent Redemption Percentage: 100.000%

Terms are not completed for certain items above because such items are not applicable.

3